Exhibit 99.5

PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	May 1, 2016	May 3, 2015	May 1, 2016	May 3, 2015

Reconciliation of GAAP to Non-GAAP Net Income Attributable to Photronics, Inc. Shareholders

GAAP net income attributable to Photronics, Inc. shareholders	$11,854	$10,060	$32,856	$13,897

(a) Income tax benefit	(3,004)	-	(3,004)	-

(b) Gain on sale of investment, net of tax	-	-	(8,753)	-

(c) Financing expenses, net of tax	-	-	-	901

Non-GAAP net income attributable to Photronics, Inc. shareholders	$8,850	$10,060	$21,099	$14,798

Reconciliation of GAAP to Non-GAAP Net Income Applicable to Common Shareholders

Weighted average number of diluted shares outstanding

GAAP	77,516	78,228	78,326	72,624

Non-GAAP	77,516	78,228	78,326	78,166

Net income per diluted share

GAAP	$0.16	$0.14	$0.44	$0.21

Non-GAAP	$0.13	$0.14	$0.29	$0.22

(a)	Represents net, non-recurring tax benefit related to the recognition of certain tax benefits in Taiwan

(b)	Represents gain on sale of investment in a foreign entity

(c)	Represents financing expenses related to the exchange of $57.5 million of 3.25% convertible senior notes